EXECUTION VERSION

NON-COMPETITION, NON-SOLICITATION
AND NON-DISCLOSURE AGREEMENT

This Non-Competition, Non-Solicitation and Non-Disclosure Agreement (“Agreement”) is entered into between Patrick Dalton (“Employee”) and FSC CT LLC (“Fifth Street”), a Connecticut corporation, as of November 29, 2016. In this Agreement, Employee and Fifth Street are collectively referred to as the “parties”. The term “Company” as used in this Agreement includes Fifth Street and all direct and indirect subsidiaries and affiliates of Fifth Street, including, without limitation, Fifth Street Management LLC (the “Advisor”), Fifth Street Asset Management Inc. (“FSAM”), Fifth Street Holdings, L.P., Fifth Street Finance Corp. (the “BDC”), Fifth Street Senior Floating Rate Corp. (the “BDC II”), Fifth Street Senior Loan Fund I Operating Entity, LLC, Fifth Street Senior Loan Fund II Operating Entity, LLC, Fifth Street Credit Opportunities Fund, L.P., Fifth Street Mezzanine Partners II, L.P., Fifth Street Capital LLC, Fifth Street Capital West, Inc., FSC, Inc., FSC Midwest, Inc. and any entities formed after the date hereof which engage the Company to provide services, and any affiliates of Fifth Street formed after the date hereof.

1.  Consideration. Employee acknowledges that he has been advised by Fifth Street that the restrictions and covenants contained in this Agreement, and Employee's agreement to such terms, are of the essence to this Agreement and constitute a material inducement to Fifth Street (i) to enter into this Agreement (including, without limitation, agreeing to the terms of Section 2) for the benefit of the Company, and (ii) to employ Employee. Employee acknowledges that the Company will not employ Employee without Employee’s agreement to comply with the restrictions and covenants contained in this Agreement and without Employee’s execution of this Agreement. Employee acknowledges and agrees that the Company’s providing employment to Employee is full and complete consideration for the promises and agreements made by Employee herein.

2.  Non-Compete.

(a)  Non-Competition Period. As used in this Agreement, the term “Non-Competition Period” shall mean the period of Employee's employment with the Company and the one-year period commencing on the date that Employee’s employment with the Company terminates, regardless of the reason for such termination and regardless of whether the termination was voluntary or involuntary; provided that if either (i) Employee’s employment with the Company is terminated by Employee for “Good Reason” or by the Company other than for “Cause” (each as defined in Exhibit A) within ninety (90) days prior to a “Change in Control” (as defined in Section (4) below), or (ii) Employee’s employment is terminated at any time (and for any reason) on or after a “Change in Control”, then the “Non-Competition Period” shall mean the period of Employee’s employment with the Company and the three (3) month period commencing on the date Employee’s employment terminates. In the event of a termination of Employee’s employment for any reason other than for Cause, the Company shall, subject to the following conditions, pay Employee during the Non-Competition Period the sum of (i) his base salary (or a pro-rata portion, if the Non-Competition Period is less than one year in duration) pursuant to the Company’s customary payroll policies, plus (ii) a bonus (or a pro-rata portion, if the Non-Competition Period is less than one year in duration) equal to the average of the discretionary bonuses received by Employee over the preceding two years (but no less than $1.0 million with respect to any termination in 2017, with respect to a termination prior to the payment of the 2017 bonus); provided that (I) the commencement of the foregoing payments are conditioned on the effectiveness (i.e., the expiration of any applicable revocation period without a revocation by Employee) of a release and waiver of all claims (the “Release”) by Employee, in the form attached as Exhibit A to the Offer Letter from Fifth Street to Employee dated as of November 29, 2016 (the “Offer Letter”), within 30 days from the date of termination; (II) the foregoing payments are conditioned on Employee’s compliance in all material respects with the post-termination obligations set forth in this Agreement, (III) the post-termination obligations of Employee under this Agreement shall remain in full force and effect, and Employee shall remain bound in full by such obligations, regardless of whether Employee elects to accept payment of such amounts, (IV) if the Company, in its sole discretion, waives compliance with Section 2(a) of the Agreement in writing, the payments provided for in this sub-clause (a) shall no longer be paid from and after the effective date of such waiver (it being understood that no such waiver shall affect the Company’s payment obligations under the Offer Letter, including its obligations under Section 4 thereof. In the event of such a waiver, the other covenants contained in this Agreement shall not be affected and will continue in full force and effect in accordance with the terms of this Agreement), (V) if the termination occurs within 90 days prior to, or at any time on or after a “Change in Control” (as defined in Section (4) below) the payment under this sub-clause (a) shall equal three (3) months of base salary and a pro rata portion of the applicable bonus equal to three (3) months and (VI) any payment obligations under this Agreement shall be reduced by all post-termination separation payments paid to the Employee under the Offer Letter. Employee covenants, during the one year period following the termination of his employment, to provide to the Company, as promptly as reasonably practicable prior to commencing employment, with advance written notice of the name of his new employer. For purposes of this Agreement, “base salary” shall mean an amount equal to the highest base salary ever paid to Employee during his employment by the Company.

(b)  Non-Competition. In order to protect the Company’s Confidential or Protected Information, Employee agrees that, during the Non-Competition Period, Employee shall not, directly or indirectly, own, manage, operate, control or participate in the ownership, management, operation or control of, or be connected as an officer, employee, director, consultant, advisor, agent, independent contractor, partner, member, stockholder, trustee, or otherwise with, or have any financial interests in, or aid or assist anyone else in the conduct of, or in any other capacity be engaged directly or indirectly in, any entity or business (i) that is in competition with the Company's business of arranging and/or providing financing solutions to sponsor-led, middle market acquisitions or (ii) that is in competition with any other type of business in which the Company is also then engaged, or is a business that the Executive Committee of the Advisor has discussed and is a planned expansion of the Company’s then business (each, a “Competitive Business”). The ownership of less than two percent (2%) of any class of the outstanding securities of any corporation whose shares are traded on a U.S. national securities exchange or quoted on The Nasdaq Stock Market, even though such corporation may be a Competitive Business, shall not be deemed to constitute an interest in such competitor which violates this paragraph. Following the termination of Employee’s employment, the foregoing shall not prevent Employee from providing services to any enterprise engaged in a Competitive Business to the extent that such services, or any supervisory responsibility of Employee associated with such position, are related only to the products or lines of business of such entity which, standing alone, would not constitute a Competitive Business, so long as the portion of the enterprise that is a Competitive Business does not represent more than fifty percent (50%) of the revenues of such enterprise at any time.

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(c)  Timing of Payments. The payments described in Section 2(a) above shall be paid, minus applicable deductions, including deductions for tax withholding, in equal payments on the regular payroll dates during the Non-Competition Period following Employee’s termination of employment. Commencement of payments described in Section 2(a) shall begin on the payroll date within 30 days of the effective date of the Release. The first payment shall include those payments that would have previously been paid if the payments described in Section 2(a) had begun on the first payroll date following Employee’s termination of employment. This timing of the commencement of payments is subject to Section 22 below and Annex E to the Offer Letter.

(d)  For purposes of this Agreement, “termination of employment” shall mean a “separation of service” as defined in Section 409A of the Internal Revenue Code of 1986, as amended, (the “Code”) and Treasury Regulations Section 1.409A-1(h) without regard to the optional alternative definitions available thereunder.

(e) The payments described in Section 2(a) shall be treated as a series of separate payments for purposes of Section 409A of the Code.

(f)  Any amounts payable to Employee by the Company under this Agreement or under any other plan or arrangement of the Company which are subject to Section 409A and are conditioned upon execution of a waiver and release that may be executed and/or revoked in a calendar year following the calendar year in which the payment event (such as termination of employment) occurs shall commence payment only in such following calendar year, to the extent necessary to comply with Section 409A.

3.  Non-Solicitation Covenants.

(a)  Restricted Period.

i.	As used in this Agreement, the term “Investor Restricted Period” shall mean (x) the term of Employee's employment with the Company, and (y) (I) the one-year period commencing on the date that Employee's employment with the Company terminates, regardless of the reason for such termination and regardless of whether the termination was voluntary or involuntary, or, if applicable, (II) the six (6) month period commencing on the date that Employee’s employment with the Company terminates, provided that (i) such termination was by the Company other than for “Cause” or by Employee for “Good Reason” (each as defined in Exhibit A) and was within ninety (90) days prior to a “Change in Control” (as defined in Section (4) below) or (ii) such termination (for any reason) was on or after a “Change in Control” (as defined in Section (4) below).

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ii.	As used in this Agreement, the term “Customer Restricted Period” shall mean (x) the term of Employee's employment with the Company, and (y) (I) the one-year period commencing on the date that Employee's employment with the Company terminates, regardless of the reason for such termination and regardless of whether the termination was voluntary or involuntary, or, if applicable, (II) the six (6) month period commencing on the date that Employee’s employment with the Company terminates, provided that (i) such termination was by the Company other than for “Cause” or by Employee for “Good Reason” (each as defined in Exhibit A) and was within ninety (90) days prior to a “Change in Control” (as defined in Section (4) below) or (ii) such termination was on or after a “Change in Control” (as defined in Section (4) below).

iii.	As used in this Agreement, the term “Employee Restricted Period” shall mean (x) the term of Employee's employment with the Company, and (y) (I) the two-year period commencing on the date that Employee's employment with the Company terminates, regardless of the reason for such termination and regardless of whether the termination was voluntary or involuntary, or, if applicable, (II) the six (6) month period commencing on the date that Employee’s employment with the Company terminates, provided that (i) such termination was by the Company other than for “Cause” or by Employee for “Good Reason” (each as defined in Exhibit A) and was within ninety (90) days prior to a “Change in Control” (as defined in Section (4) below) or (ii) such termination was on or after a “Change in Control” (as defined in Section (4) below).

(b)  Non-Solicitation of Investors. Employee agrees that, during the Investor Restricted Period, Employee shall not, directly or indirectly, for himself or for any person or entity other than the Company: (i) solicit or accept any investment from any person or entity that was an Investor, at any time prior to the termination of Employee's employment with the Company; (ii) induce or influence any such Investor to discontinue, modify, or reduce its business relationship with the Company; or (iii) assist or cause any person or entity to engage in any of the actions in which Employee has agreed not to engage under this paragraph. The term “Investor” means the investors, and the affiliates of such investors, that, in each case, did business with the Company, or any account, fund or other entity for which the Advisor or any affiliate of the Advisor provided investment advisory or management services at any time during Employee's employment and all potential investors which, as of the last day of Employee's employment, the Company was soliciting or marketing (including, without limitation, any potential investor (or affiliate thereof) that could reasonably be expected to do business with the Company to which the Company had delivered a PPM or similar offering memorandum and with which the Company had at least two conversations regarding a potential investment within the one year preceding the termination of Employee's employment). Notwithstanding the foregoing, no person shall be deemed to be an Investor solely based on the fact that such person is or was a stockholder of FSAM, the BDC, BDC II, or any other affiliate of the Company that is publicly traded.

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(c)  Non-Solicitation of Customers. Employee agrees that, during the Customer Restricted Period, Employee shall not, directly or indirectly, for himself or for any person or entity other than the Company: (i) solicit business (unless such business is noncompetitive to the Company's business) from any customer or client of the Company (a “Covered Customer”); (ii) induce or influence any Covered Customer to discontinue, modify, or reduce its business relationship with the Company; (iii) solicit, induce or influence any entity to not accept a written term sheet or commitment letter that was issued in the six months prior to Employee's termination from the Company or discontinue a loan arrangement with the Company that that was in existence at the time of Employee's termination; or (iv) assist or cause any person or entity to engage in any of the actions in which Employee has agreed not to engage under this paragraph.

(d)  Non-Solicitation of Employees. Employee agrees that, during the Employee Restricted Period, Employee shall not, directly or indirectly, for himself or for any person or entity other than the Company: (i) induce, encourage, or solicit any individual who is employed by the Company as of the date of Employee's termination of employment, or within one year prior thereto, to leave such employment or to become employed by or provide services to any person or entity other than the Company, or (ii) assist or cause any person or entity to engage in any of the actions in which Employee has agreed not to engage under this paragraph.

4.  Definition of “Change in Control”. As used in this Agreement, the term “Change in Control” shall have the meaning set forth in the Fifth Street Asset Management Inc. 2014 Omnibus Incentive Plan.

5.  Confidential or Protected Information. As used in this Agreement, “Confidential or Protected Information” means:

(a)  confidential, proprietary or trade secret information (including, without limitation, all information as to which the Company has made efforts to maintain secrecy or that the law protects from disclosure) made available to Employee, or to which Employee has access during his employment or other service, or of which Employee becomes aware through his employment, including, without limitation, information related to investments made by the Company, information related to the Company's or any other entity's businesses, systems, operations, finances, investments, transactions, negotiations, claims, potential claims, sales, marketing, plans, pricing, customers, prospective customers, policies, practices, procedures, products, services, finances, accounting practices or procedures, financial or investment performance (including, without limitation, any “track record” data or information), return on investment or capital, internal rate of return (“IRR”), relationships with third parties, ownership, investors, partners, employees, and management, as well as the Company's or any other entity's software (in any stage of development), programs (whether or not in final form), ideas, inventions, concepts, formulas, methods, development, research, designs, drawings, schematics, specifications, techniques, models, data, source code, object code, flow diagrams, and documentation; and

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(b)  all information concerning any Inventions or Copyright Works. The term “Invention” means any new or useful art, discovery, contribution, finding, or improvement, whether or not patentable. The term “Copyright Works” means materials for which copyright protection may be obtained, including, but not limited to, computer programs, artistic works (including designs, graphs, drawings, blueprints and other works), literary works, recordings, photographs, slides, motion pictures, and audiovisual works.

The forgoing description of “Confidential or Protected Information” includes all such information in any and all forms, whether written, oral, on a computer, tape, chip, or disk, whether prepared by Employee, by the Company, or by others, whether or not fixed in tangible form, and includes all originals, summaries, portions, and copies of any and all such information.

6.  Nondisclosure of Confidential or Protected Information. Except as provided below in Paragraph 7, Employee agrees that during Employee's employment with the Company and after Employee's employment with the Company terminates, regardless of why such employment terminated and regardless of whether the termination was voluntary or involuntary, Employee will not disclose to anyone, publish, sell, assign, license, or attempt to do so, and will not use for Employee's own personal benefit or the benefit of anyone other than the Company, whether directly or indirectly, any Confidential or Protected Information. Employee also agrees to:

(a)  maintain in a confidential and protected manner all Confidential or Protected Information that is within his possession;

(b)  take no action reasonably likely to subvert or obstruct the Company’s right and ability to protect Confidential or Protected Information; and

(c)  promptly report to the Chief Executive Officer of Fifth Street whenever Employee learns it is likely that any unauthorized person or entity seeks or plans to obtain, disseminate, or use any Confidential or Protected Information.

7.  Exceptions. The restrictions relating to Confidential or Protected Information set forth in Paragraph 6 above do not apply:

(a)  where such disclosure or use is necessary for Employee to faithfully perform his duties as an employee for the Company or for other employees to faithfully perform their duties for the Company;

(b)  to information which is now or hereafter becomes known or generally available to the public at large, except if such knowledge results from a breach of this Agreement or another obligation of confidentiality owed to the Company;

(c)  where Employee has the prior written permission of the Chief Executive Officer of Fifth Street; and

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(d)  where necessary to comply with any legal obligation applicable to Employee; provided, however, that before disclosing or permitting disclosure of any Confidential or Protected Information pursuant to a legal obligation, Employee agrees to (i) promptly notify the Chief Executive Officer of Fifth Street of the legal obligation that Employee believes requires that he make or permit such disclosure, and (ii) delay, if and to the extent lawful to do so, making such disclosure to afford the Company a reasonable opportunity to oppose disclosure, or restrict, limit or condition such disclosure.

Notwithstanding the foregoing, nothing contained in this Agreement will prohibit Employee from reporting possible violations of federal or state law or regulations to any governmental agency or self-regulatory organization, or making other disclosures that are protected under whistleblower or other provisions of any applicable federal or state law or regulations.

8.  Intellectual Property.

(a)  Ownership of Confidential or Protected Information, Inventions, and Copyright Works. Upon conception, all Confidential or Protected Information, Inventions, and Copyright Works shall become the exclusive property of Fifth Street whether or not patent or copyright applications are filed on the subject matter of the conception.

(b)  Rights in Copyrights. Unless otherwise agreed in writing by the Chief Executive Officer of Fifth Street, original works of authorship fixed in any tangible form that are or were prepared by Employee (alone or jointly with others) within the scope of Employee's employment with Fifth Street shall be deemed “works made for hire” under copyright laws and shall be owned by Fifth Street. Employee understands that any sale, assignment, license, or release of such works can only be made by Fifth Street. Employee will do everything reasonably necessary to enable Fifth Street or its nominee to protect its rights in such works, including, without limitation, assigning the copyright and all rights, throughout the world, in and to the work product to Fifth Street and hereby assigns to Fifth Street all such copyright and rights as of the date hereof.

(c)  Non-compliance with the disclosure provisions of this Release shall not subject the Employee to criminal or civil liability under any federal or state trade secret law for the disclosure of a Company trade secret with respect to the following: (i) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney in confidence solely for the purpose of reporting or investigating a suspected violation of law; (ii) in a complaint or other document filed in a lawsuit or other proceeding, provided that any complaint or document containing the trade secret is filed under seal; or (iii) to an attorney representing the Employee in a lawsuit for retaliation by the Company for reporting a suspected violation of law or to use the trade secret information in that court proceeding, provided that any document containing the trade secret is filed under seal and the Employee does not disclose the trade secret, except pursuant to court order.

9.  Company's Property. Upon termination of Employee's employment with the Company, regardless of the reason (whether voluntary or involuntary), Employee agrees immediately to surrender to Fifth Street all property of the Company in Employee's possession, control, or custody, including, but not limited to, the equipment, computers, software, credit cards, books, records, reports, files, manuals, literature, the work product of Employee and all other Company employees and all property containing Confidential or Protected Information (including all originals, summaries, portions, and copies).

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10.  Nondisparagement.

(a) Employee agrees that, during and at any time after Employee’s employment with the Company, regardless of the reason (whether voluntary or involuntary), Employee will not, directly or indirectly, through any agent or affiliate, make any comments or criticisms (whether of a professional or personal nature) to any individual or other third party or entity regarding the Company (or the terms of any agreement or arrangement of the Company) or any of its respective affiliates, members, partners or employees, disparaging the business or reputation of the Company or any of its affiliates, members, partners or employees.

(b)  The Company agrees to (i) instruct the members the Board of Directors of FSAM and (ii) require the members of the Executive Committee of the Advisor during their employment with the Advisor to not, during and at any time after Employee’s employment with the Company, regardless of the reason Employee’s employment terminates (whether voluntary or involuntary), directly or indirectly, make any comments or criticisms (whether of a professional or personal nature) to any individual not affiliated with the Company or other third party or entity other than the Company regarding Employee (or the terms of any agreement or arrangement with Employee) or any of Employee’s family members, disparaging Employee or any of his family members.

11.  Remedies. The parties acknowledge and agree that monetary damages may not be a sufficient remedy for any breach of this Agreement, including, without limitation, a breach of the covenants contained in Paragraphs 2, 3, and 10 or the unauthorized use or disclosure of Confidential or Protected Information, and that the non-breaching party shall be entitled, without waiving any other rights or remedies, to obtain injunctive or equitable relief as may be deemed proper by a court of competent jurisdiction, without obligation to post any bond. The periods of time during which a court of competent jurisdiction determines Employee is in violation of the covenants set forth in this Agreement shall be added to the Investor Restricted Period, the Customer Restricted Period, the Employee Restricted Period and the Non-Competition Period, as applicable.

12.  Reasonableness. Employee acknowledges and agrees that the restrictions contained in this Agreement are reasonable and will not prevent him from finding other employment if his employment with the Company ends. Employee also acknowledges and agrees that if Employee uses the Company's confidential information, or competes with the Company in violation of the terms of this Agreement, that he will be causing the Company irreparable harm.

13.  Severability; Revision by Court. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision in this Agreement is found by a court of competent jurisdiction to be unenforceable or unreasonable as written, Employee and Fifth Street hereby specifically and irrevocably authorize and request said court to revise the unenforceable or unreasonable provisions in a manner that shall result in the provision being enforceable while remaining as similar as legally possible to the purpose and intent of the original.

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14.  Entire Agreement. This Agreement constitutes the entire agreement and understanding of the parties hereto with respect to the obligations addressed herein and supersedes all prior or contemporaneous oral or written agreements regarding the subject matter hereof, except that Nondisclosure Agreement between Employee and the Advisor dated as of September 26, 2016 shall remain in full force and effect in accordance with its terms.

15.  Amendments; Waivers. Any addition or modification to this Agreement, or waiver of any provision hereof, must be in writing and signed by the parties hereto.

16.  Successors and Assigns. Employee understands and agrees that he cannot assign or otherwise transfer any of his obligations under this Agreement. Employee understands and agrees that Fifth Street may, at its option, assign or transfer its rights under this Agreement to another organization or individual. Employee understands and agrees that if there is an assignment or transfer of Fifth Street's rights under this Agreement, then this Agreement will continue to be effective, will continue to bind Employee, and will inure to the benefit of the organization or individual to whom the transfer or assignment is made.

17.  Choice of Law. This Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of Connecticut, excluding its conflicts of laws principles.

18.  Jurisdiction. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against either party only in the courts of the State of Connecticut located in Fairfield County. Both parties hereby irrevocably consent to the jurisdiction of any such court in any such action or proceeding and waive any objection to venue laid in such courts.

19.  Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile signature.

20.  Employee's Acknowledgment of Voluntary Agreement. Employee acknowledges that he has carefully read this Agreement, that he has had the opportunity to receive advice with respect to this Agreement by counsel of his choice, that he understands its terms and its legal effect, and that Employee has entered into this Agreement voluntarily and not in reliance upon any promises or representations made by the Company other than those made in this Agreement itself.

21.  No Change in Status. Nothing contained in the Agreement shall affect or in any way change Employee's at-will employment status.

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22.  Section 409A.

(a)	Potential Six-Month Delay. Notwithstanding any other provisions of the Agreement, any payment that may be provided under this Agreement that the Company reasonably determines is subject to Section 409A(a)(2)(B)(i) of the Code shall not be paid or payment commenced until six (6) months after the date of Employee’s termination of employment (or, if earlier, Employee’s death). On the earliest date on which such payments can be commenced without violating the requirements of Section 409A(a)(2)(B)(i) of the Code, Employee shall be paid, in a single cash lump sum, an amount equal to the aggregate amount of all payments delayed pursuant to the preceding sentence.

(b)  Savings Clause. It is intended that any amounts payable under this Agreement shall either be exempt from or comply with Section 409A of the Code (including Treasury regulations and other published guidance related thereto) so as not to subject Employee to payment of any additional tax, penalty or interest imposed under Section 409A of the Code. The provisions of this Agreement shall be construed and interpreted to avoid the imputation of any such additional tax, penalty or interest under Section 409A of the Code yet preserve (to the nearest extent reasonably possible) the intended benefit payable to Employee. Notwithstanding the foregoing, the Company makes no representation or warranty and shall have no liability to Employee or to any other person if any of the provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A, but that do not satisfy an exemption from, or the conditions of, that section.

[Signature page follows]

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By signing below, the Company (on behalf of itself and its affiliates) and Employee, intending to be legally bound, agree to the terms of this Agreement as listed and stated above.

FSC CT LLC

Dated: 11/29/2016	By: /s/ Bernard D. Berman
Name: Bernard D. Berman
Title: President

Employee:

Dated: 11/29/2016	/s/ Patrick Dalton
Patrick Dalton

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EXHIBIT A

As used in this Agreement, “Cause” and “Good Reason” shall have the meanings ascribed to them in the Offer Letter.